Exhibit 99.1

FOR IMMEDIATE RELEASE

J. Alexander’s Holdings, Inc. Announces Results

For Second Quarter Of 2017

Same Store Sales and Guest Counts Up In All Concepts

NASHVILLE, TN, Aug. 10, 2017 – J. Alexander’s Holdings, Inc. (NYSE: JAX) (the Company), owner and operator of the J. Alexander’s Restaurants, Redlands Grill, Stoney River Steakhouse and Grill and Lyndhurst Grill collection of restaurants, today announced financial results for the second quarter and first six months ended July 2, 2017.

Second Quarter 2017 Highlights Compared To The Second Quarter Of 2016

•	Net sales increased 8.0% to $58,216,000 in the most recent quarter from $53,921,000 in the second quarter of 2016.

•	For the J. Alexander’s/Grill restaurants, average weekly same store sales per restaurant(1) were $114,000, up 4.4% from $109,200 in the second quarter of 2016. For the Stoney River Steakhouse and Grill restaurants, average weekly same store sales amounted to $70,400, an increase of 2.5% from $68,700 posted in the comparable quarter a year ago.

•	Income from continuing operations before income taxes in the second quarter of 2017 was $42,000, compared to $1,684,000 achieved in the second quarter of 2016, a decrease of $1,642,000. This decrease was primarily due to the impact of the quarterly valuation of the profits interest grant issued in October 2015 to Black Knight Advisory Services, LLC (“Black Knight”). For the most recent quarter, Black Knight profits interest expense was $1,714,000, an increase of $1,396,000 compared to expense of $318,000 recorded in the second quarter of 2016. The non-cash expense associated with this grant is required to be recognized over the three-year vesting period of the grant and is calculated each quarter based upon the most recent valuation performed using the Black-Scholes valuation model, with any cumulative change associated with the most recent valuation impacting the current quarter. Primarily due to the $12.25 closing price of the Company’s stock at the end of the most recent quarter, the grant’s valuation increased from $5,347,000 as of April 2, 2017 to $7,533,000 at July 2, 2017. Also during the second quarter of 2017, the Company incurred consulting fees of $174,000 from its management agreement with Black Knight. This compares to consulting fees of $158,000 in the second quarter of the prior year. In addition, the second quarter of 2017 reflects transaction and integration expenses of $460,000 related to the Company’s planned acquisition of the Ninety Nine Restaurant and Pub concept as discussed further below.

•	On August 4, 2017, the Company announced that it had entered into a definitive agreement with Fidelity Newport Holdings, LLC (“FNH”), a majority-owned subsidiary of Fidelity National Financial, Inc.

(“FNF”) and Fidelity National Financial Ventures, LLC (“FNFV”), a direct wholly-owned subsidiary of FNF, to acquire 99 Restaurants, LLC (“99 Restaurants”) in an all-stock transaction valued at approximately $199 million, including the assumption of approximately $20 million in net debt. The transaction is expected to close in the fourth quarter of 2017 and, in conjunction therewith, the Company negotiated a termination of the consulting agreement currently in place with Black Knight Advisory Services, LLC (“Black Knight”) effective upon the transaction’s closing. Once the consulting agreement is terminated, Black Knight will have 90 days in which to exercise the exchange of their rights under the profits interest grant into Class A Common Stock of J. Alexander’s Holdings, Inc. Subsequent to such an election, or the expiration of the 90 day period, the Company will no longer be required to perform a quarterly valuation relative to this grant.

•	Net income for the second quarter of 2017 was $186,000, a decrease from $1,087,000 recorded in the corresponding quarter a year ago.

•	Adjusted EBITDA(2) in the second quarter of 2017 was $5,465,000, an increase of 11.0% from $4,922,000 for the second quarter of 2016.

•	Basic and diluted earnings per share totaled $0.01 for the second quarter of 2017 and $0.07 for the second quarter of 2016.

•	Restaurant Operating Profit Margin(3) was 12.1% for the second quarter of 2017 compared to 12.4% in the second quarter of 2016.

•	Cost of sales as a percentage of net sales in the second quarter of 2017 amounted to 33.0% compared to 32.2% in the second quarter of 2016.

(1) Average weekly same store sales per restaurant is computed by dividing total restaurant same store sales for the period by the total number of days all same store restaurants were open for the period to obtain a daily sales average. The daily same store sales average is then multiplied by seven to arrive at average weekly same store sales per restaurant. Days on which restaurants are closed for business for any reason other than scheduled closures on Thanksgiving and Christmas are excluded from this calculation. Sales and sales days used in this calculation and amounts of other “same store” figures in this release include only those for restaurants in operation at the end of the period which have been open for more than eighteen months. Revenue associated with reduction in liabilities for gift cards which are considered to be only remotely likely to be redeemed (based on historical redemption rates) is not included in the calculation of average weekly same store sales per restaurant. Average weekly same store sales is computed from sales amounts that have been determined in accordance with U.S. generally accepted accounting principles (GAAP).

(2) Please refer to the financial information accompanying this release for our definition of and a reconciliation of the non-GAAP financial measure Adjusted EBITDA to net income. Management uses Adjusted EBITDA to evaluate operating performance and the effectiveness of its business strategies.

(3) “Restaurant Operating Profit Margin” is the ratio of Restaurant Operating Profit, a non-GAAP financial measure, to net sales. Please refer to the financial information accompanying this release for our definition of and a reconciliation of the non-GAAP financial measure Restaurant Operating Profit to net income. Management uses Restaurant Operating Profit and Restaurant Operating Profit Margin to measure operating performance at the restaurant level.

Chief Executive Officer’s Review/Second Quarter

“We were pleased with results of the second quarter in the face of a very difficult operating environment,” said Lonnie J. Stout II, President and Chief Executive Officer. “Guest counts and same store sales increased in all of our restaurant collections, and we continue to be encouraged with progress of our new J. Alexander’s and Stoney River restaurants.”

Stout said the Company’s cost of sales was under intense pressure during the second quarter due to sharply higher beef costs (up an estimated 5.1% at the J. Alexander’s/Grills restaurants and an estimated 6.9% at the Stoney River restaurants). Produce prices were also under pressure at the beginning of the second quarter and had an unfavorable impact on cost of sales.

“As we enter the third quarter,” Stout continued, “produce prices have normalized while beef prices continue to be a concern. While there have been glimpses of encouraging news during the first few weeks of the current quarter, we remain concerned about trends in beef costs for the remainder of the year and, unless the market shifts significantly in a favorable direction, we will likely take a modest increase in menu pricing between now and year-end to partially offset the impact of increased beef costs.”

“During the final half of 2017,” Stout added, “we will continue to be tightly focused on growing sales through traffic while delivering superior dining experiences for our restaurant guests.”

For the second quarter of 2017, the Company’s consolidated operating income totaled $215,000 compared to $1,822,000 recorded in the corresponding quarter a year earlier.

For the quarter ended July 2, 2017, the Company’s restaurant labor and related costs as a percent of net sales were 30.8%, consistent with the second quarter a year ago. Other restaurant operating expenses were 19.8% of net sales in the second quarter of 2017 compared to 20.5% of net sales in the second quarter of 2016.

The average weekly guest counts within the same store base of the Company’s J. Alexander’s/Grills collection increased 1.0% for the second quarter of 2017 compared to the corresponding quarter of 2016. Guest counts within the same store base at the Company’s Stoney River Steakhouse and Grill restaurants were up 4.5% for the second quarter of 2017 compared to the same quarter of 2016. With respect to average guest checks, which include alcoholic beverage sales, the average guest check within the J. Alexander’s/Grills same store base of restaurants during the second quarter of 2017 totaled $30.80, up 3.4% from $29.80 during the second quarter of 2016. The average guest check within the same store base of Stoney River Steakhouse and Grill restaurants totaled $44.10, a 2.0% decrease from $44.99 for the second quarter of 2016.

On a consolidated basis, average weekly guest counts within the Company’s J. Alexander’s/Grill locations rose 1.0% for the second quarter of 2017 compared to the second quarter of the prior year. On a consolidated basis, average weekly guest counts within the Company’s Stoney River Steakhouse Grill locations increased 2.5% for the second quarter of 2017 compared to the second quarter of 2016. Average guest checks for the combined J. Alexander’s/Grills concepts rose 3.3% from $29.86 in the second quarter of 2016 to $30.85 in the most recent quarter. The average guest check for the Stoney River Steakhouse and Grill restaurants decreased 2.2% to $42.17 in the second quarter of 2017 compared to $43.13 in the second quarter of 2016.

The effect of menu pricing for the quarter just ended was estimated to be a 2.3% increase for the J. Alexander’s/Grills restaurants and a 0.4% decrease for the Stoney River Steakhouse and Grill restaurants compared to the same quarter a year earlier. Inflation in food costs for the second quarter of 2017 was estimated to total 3.5% for the J. Alexander’s/Grill restaurants, with beef costs increasing by an estimated 5.1% compared to the second quarter of 2016. For the Stoney River Steakhouse and Grill restaurants, inflation for the second quarter of 2017 was an estimated 4.4%, with beef costs up approximately 6.9%.

Stock Repurchase Program

The Company’s Board of Directors has authorized a share repurchase program for up to 1.5 million shares of the Company’s outstanding common stock through October 29, 2018. The Company has funded and expects to fund any future share repurchases from cash on hand and operating cash flow. Repurchases have been and will continue to be made in accordance with applicable securities laws and may be made from time to time in the open market. The timing, prices and amount of repurchases will depend upon prevailing market prices, general economic and market conditions and other considerations. The repurchase program does not obligate the Company to acquire any particular amount of stock. No shares have been repurchased by the Company in fiscal 2017. Since inception of the stock repurchase program, 305,059 shares have been repurchased by the Company under the program at an average purchase price of $10.50 per share.

Restaurant Development

During the second quarter of 2017, the Company signed leases to build a new J. Alexander’s Restaurant in King of Prussia, PA and a new Stoney River Steakhouse and Grill in Troy, MI. Construction on these two new restaurants is scheduled to begin in the third quarter of 2017 with completion targeted for 2018.

First Half Highlights For 2017

For the first 26 weeks of 2017, the Company posted net sales of $118,038,000, up from $110,800,000 recorded during the comparable first half of 2016. Within the J. Alexander’s/Grill restaurants, average weekly same store sales per restaurant were $116,900 for the first six months of 2017, up 4.0% from $112,400 posted in the same two quarters of the prior year. For the Stoney River Steakhouse and Grill restaurants, average weekly same store sales totaled $72,900, an increase of 1.4% from $71,900 reported in the comparable two quarters of 2016. Income from continuing operations before income taxes was $3,683,000, down from $4,683,000 achieved in the first half of 2016.

The Company recorded net income of $2,870,000 for the first six months of 2017 compared to $3,377,000 achieved in the first half of the previous year. Adjusted EBITDA for the first half of 2017 totaled $13,066,000, an increase from $11,650,000 recorded in the first two quarters of 2016. Basic and diluted earnings per share were $0.20 and $0.19 for the first six months of 2017, respectively, and $0.23 for the comparable six months of 2016.

The Company’s consolidated operating income for the most recent six months was $4,009,000 compared to $4,994,000 recorded in the corresponding six months of 2016.

For the two quarters ended July 2, 2017, the Company’s restaurant labor and related costs as a percent of net sales were 30.4% compared to 30.3% in the first six months of 2016. Other restaurant operating expenses were 19.6% of net sales in the first half of 2017 compared to 19.9% of net sales in the first half of 2016.

The average weekly guest counts within the same store base for the Company’s J. Alexander’s/Grills collection increased 1.2% for the first six months of 2017 compared to the corresponding six months of 2016. Guest counts within the same store base at the Company’s Stoney River Steakhouse and Grill restaurants were up 3.0% for the first two quarters of 2017 compared to the same two quarters of 2016. With respect to average guest checks, the average guest check within the J. Alexander’s/Grills same store base of restaurants during the first six months of 2017 totaled $30.95, up 2.7% from $30.15 during the same six months of the prior year. The average guest check within the same store base of Stoney River Steakhouse and Grill restaurants totaled $44.93, a 1.6% decrease from $45.68 for the first six months of 2016.

On a consolidated basis, average weekly guest counts within the Company’s J. Alexander’s/Grill locations advanced 1.3% for the first half of 2017 compared to the first half of 2016. With respect to the Stoney River Steakhouse and Grill locations, consolidated average weekly guest counts increased 2.4% for the first two quarters of 2017 compared to the same two quarters of 2016. Average guest checks for the combined J. Alexander’s/Grills concepts increased 2.6% from $30.20 in the first two quarters of 2016 to $31.00 in the first half of 2017. The average guest check for the Stoney River Steakhouse and Grill restaurants decreased 2.7% to $42.88 in the first two quarters of 2017 from $44.05 in the same two quarters of 2016.

The effect of menu pricing for the first six months of 2017 was estimated to be a 2.2% increase for the J. Alexander’s/Grills restaurants and a 0.3% decrease for the Stoney River Steakhouse and Grill restaurants compared to the first half a year ago. Inflation in food costs for the first six months of 2017 was estimated to total 0.3% for the J. Alexander’s/Grills restaurants, with beef costs down by an estimated 2.4% compared to the same six months of the previous year. For the Stoney River Steakhouse and Grill restaurants, inflation for the first half of 2017 was an estimated 0.4%, with beef costs down approximately 0.3%.

Outlook For 2017/Guidance

Based upon current information, the Company views its business prospects for the balance of 2017 as favorable and therefore the Company is updating certain items of its previously released guidance for 2017, previously disclosed in the Company’s release dated March 2, 2017. This update is as follows:

	Prior Guidance	Updated Guidance Full-Year 2017
Same Store Sales:
J. Alexander’s/Grills	+1.5% - 2.5%	+2.5% - 3.5%
Stoney River Steakhouse and Grill	+1.5% - 2.5%	+1.0% - 2.0%
Revenue	$232MM - $234MM	$233MM - $235MM

The Company’s Adjusted EBITDA guidance range included in the March 2, 2017 release is unchanged, as is the Company’s guidance range included in the May 2, 2017 release relative to capital expenditures for 2017. As a result of the Company’s planned acquisition of 99 Restaurants discussed above, and the uncertainty of transaction costs and changes to the Company’s financial statements that may result from the transaction, the Company is not presenting other items of guidance, and previous disclosures of those items should not be relied upon.

Conference Call

The Company will hold a conference call on Friday, August 11, 2017 at 10 a.m. Central time to discuss its financial results for the second quarter ended July 2, 2017. The conference call can be accessed live over the phone by dialing 1-877-407-0789 (Toll-Free) or 1-201-689-8562 (Toll/International). To access the call via the internet, go to the J. Alexander’s website at http://investor.jalexandersholdings.com or http://public.viavid.com/index.php?id=125061.

A replay of the conference call will be available shortly following the conclusion of the call at http://investor.jalexandersholdings.com and http://public.viavid.com/index.php?id=125061, as well as dialing 1-844-512-2921 or 1-412-317-6671 and providing the access code 13665051. The replay will be accessible through August 18, 2017 via telephone and for 30 days on the internet.

About J. Alexander’s Holdings, Inc.

J. Alexander’s Holdings, Inc. is a collection of boutique restaurants that focus on providing high quality food, outstanding professional service and an attractive ambiance. On July 2, 2017, the Company owned and operated the following restaurant concepts: J. Alexander’s, Redlands Grill, Stoney River Steakhouse and Grill and Lyndhurst Grill.

The Company has its headquarters in Nashville, TN.

Forward-Looking Statements

This press release issued by J. Alexander’s Holdings, Inc. contains forward-looking statements, which include all statements that do not relate solely to historical or current facts, such as statements regarding our expectations, intentions or strategies regarding the future, and in particular, our statements concerning the agreement to acquire 99 Restaurants, LLC and the termination of the Black Knight consulting agreement the impact of such termination on the Black Knight profits interest grant, as well as our guidance disclosure. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected and are subject to a number of known and unknown risks and uncertainties, including the Company’s ability to maintain satisfactory guest count levels and maintain or increase sales and operating margins in its restaurants under varying economic conditions; the effect of higher commodity prices, unemployment and other economic factors on consumer demand; increases in food input costs or product shortages and the Company’s response to them; the number and timing of new restaurant openings, associated costs and the Company’s ability to operate new restaurants profitably; competition within the casual dining industry and within the markets in which our restaurants are located; adverse weather conditions in regions in which the Company’s restaurants are located; factors that are under the control of third parties, including government agencies; uncertainties concerning the recently announced 99 Restaurants transactions, including the following: uncertainties as to whether the requisite approvals of the J. Alexander’s shareholders will be obtained; the risk of shareholder litigation in connection with the transaction and any related significant costs of defense, indemnification and liability; the possibility that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including circumstances that may give rise to the payment of a termination fee by J. Alexander’s; the effects of disruptions to respective business operations of J. Alexander’s or Ninety Nine resulting from the transactions, including the ability of the combined company to retain and hire key personnel and maintain relationships with suppliers and other business partners; the risks associated with the future performance of the Ninety Nine business; the risk of changes in the 2016 reported performance of the Ninety Nine business based on an audit of its financial statements, which is pending; the risks of integration of the Ninety Nine business and the possibility that costs or difficulties related to such integration of the Ninety Nine business and J. Alexander’s will be greater than expected; the possibility that the anticipated benefits and synergies from the proposed transaction cannot be fully realized or may take longer to realize than expected; as well as other risks and uncertainties described under the headings “Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2017 and subsequent filings. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

J. Alexander’s Holdings, Inc.

Mark A. Parkey

Chief Financial Officer

(615) 269-1900

J. Alexander’s Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited in thousands, except per share amounts)

	Quarter ended		Six Months Ended
	July 2	July 3	July 2	July 3
	2017	2016	2017	2016
Net sales	$58,216	$53,921	$118,038	$110,800
Costs and expenses:
Cost of sales	19,197	17,353	37,628	35,443
Restaurant labor and related costs	17,959	16,608	35,904	33,547
Depreciation and amortization of restaurant property and equipment	2,500	2,232	4,878	4,404
Other operating expenses	11,539	11,064	23,109	22,076

Total restaurant operating expenses	51,195	47,257	101,519	95,470
Transaction and integration expenses	460	15	460	62
General and administrative expenses	6,336	4,750	11,164	9,859
Pre-opening expense	10	77	886	415

Total operating expenses	58,001	52,099	114,029	105,806

Operating income	215	1,822	4,009	4,994
Other income (expense):
Interest expense	(224)	(185)	(398)	(367)
Other, net	51	47	72	56

Total other expense	(173)	(138)	(326)	(311)

Income from continuing operations before income taxes	42	1,684	3,683	4,683
Income tax benefit (expense)	254	(486)	(590)	(1,089)
Loss from discontinued operations, net	(110)	(111)	(223)	(217)

Net income	$186	$1,087	$2,870	$3,377

Basic Earnings per share:
Income from continuing operations, net of tax	$0.02	$0.08	$0.21	$0.24
Loss from discontinued operations, net	(0.01)	(0.01)	(0.02)	(0.01)

Basic earnings per share	$0.01	$0.07	$0.20	$0.23

Diluted Earnings per share:
Income from continuing operations, net of tax	$0.02	$0.08	$0.21	$0.24
Loss from discontinued operations, net	(0.01)	(0.01)	(0.02)	(0.01)

Diluted earnings per share	$0.01	$0.07	$0.19	$0.23

Weighted average common shares outstanding:
Basic	14,695	14,888	14,695	14,943
Diluted	14,905	14,888	14,800	14,954

J. Alexander’s Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Income Data as a Percentage of Net Sales and

Other Financial and Performance Data (Unaudited)

	Quarter ended		Six Months Ended
	July 2	July 3	July 2	July 3
	2017	2016	2017	2016
Net sales	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Cost of sales	33.0	32.2	31.9	32.0
Restaurant labor and related costs	30.8	30.8	30.4	30.3
Depreciation and amortization of restaurant property and equipment	4.3	4.1	4.1	4.0
Other operating expenses	19.8	20.5	19.6	19.9

Total restaurant operating expenses	87.9	87.6	86.0	86.2
Transaction and integration expenses	0.8	0.0	0.4	0.1
General and administrative expenses	10.9	8.8	9.5	8.9
Pre-opening expense	0.0	0.1	0.8	0.4

Total operating expenses	99.6	96.6	96.6	95.5

Operating income	0.4	3.4	3.4	4.5
Other income (expense):
Interest expense	(0.4)	(0.3)	(0.3)	(0.3)
Other, net	0.1	0.1	0.1	0.1

Total other expense	(0.3)	(0.3)	(0.3)	(0.3)

Income from continuing operations before income taxes	0.1	3.1	3.1	4.2
Income tax benefit (expense)	0.4	(0.9)	(0.5)	(1.0)
Loss from discontinued operations, net	(0.2)	(0.2)	(0.2)	(0.2)

Net income	0.3%	2.0%	2.4%	3.0%

Note: Certain percentage totals do not sum due to rounding.
Other Financial and Performance Data:
Adjusted EBITDA(1)	$5,465	$4,922	$13,066	$11,650
As a % of net sales	9.4%	9.1%	11.1%	10.5%
Average weekly sales per restaurant:
J. Alexander’s Restaurant/ Grills	$112,600	$107,900	$115,400	$111,100
Percent change	4.4%		3.9%
Stoney River Steakhouse and Grill	$73,100	$73,000	$75,400	$75,600
Percent change	0.1%		-0.3%
Average weekly same store sales per restaurant:
J. Alexander’s Restaurant/ Grills	$114,000	$109,200	$116,900	$112,400
Percent change	4.4%		4.0%
Stoney River Steakhouse and Grill	$70,400	$68,700	$72,900	$71,900
Percent change	2.5%		1.4%

(1)	See definitions and reconciliation attached.

J. Alexander’s Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited in thousands)

	July 2	January 1
	2017	2017
Assets
Current assets:
Cash and cash equivalents	$6,753	$6,632
Other current assets	8,991	7,741

Total current assets	15,744	14,373
Other assets	6,017	6,012
Property and equipment, net	101,340	101,470
Goodwill	15,737	15,737
Tradename and other indefinite-lived intangibles	25,160	25,155
Deferred Charges, net	209	291

	$164,207	$163,038

Liabilities and Stockholders’ Equity
Current liabilities	$25,088	$27,704
Long term debt, net of portion classified as current and unamortized deferred loan costs	13,237	15,418
Deferred compensation obligations	6,186	6,010
Deferred income taxes	3,698	4,031
Other long-term liabilities	6,500	5,555
Stockholders’ equity	109,498	104,320

	$164,207	$163,038

J. Alexander’s Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited in thousands)

	Six Months Ended
	July 2	July 3
	2017	2016
Cash flows from operating activities:
Net income	$2,870	$3,377
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	5,021	4,537
Equity-based compensation expense	2,308	1,364
Other, net	52	(555)
Changes in assets and liabilities, net	(2,147)	(5,619)

Net cash provided by operating activities	8,104	3,104
Cash flows from investing activities:
Purchase of property and equipment	(6,597)	(6,879)
Other investing activities	(273)	(219)

Net cash used in investing activities	(6,870)	(7,098)
Cash flows from financing activities:
Payments on long-term debt and obligations under capital leases	(1,111)	(833)
Purchases of common stock	—	(3,153)
Other financing activities	(2)	—

Net cash used in financing activities	(1,113)	(3,986)

Increase (decrease) in cash and cash equivalents	121	(7,980)
Cash and cash equivalents at beginning of period	6,632	13,424

Cash and cash equivalents at end of period	$6,753	$5,444

Supplemental disclosures:
Property and equipment obligations accrued at beginning of period	$2,587	$1,845
Property and equipment obligations accrued at end of period	969	906
Cash paid for interest	395	338
Cash paid for income taxes	1,838	3,511
Tax distributions obligation accrued at end of period	—	1,319

J. Alexander’s Holdings, Inc. and Subsidiaries

Non-GAAP Financial Measures and Reconciliations

(Unaudited in thousands)

Non-GAAP Financial Measures

Within this press release, we present the following non-GAAP financial measures which we believe are useful to investors as key measures of our operating performance:

We define Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, or “Adjusted EBITDA”, as net income (loss) before interest expense, income tax expense (benefit), depreciation and amortization, and adding asset impairment charges and restaurant closing costs, loss on disposals of fixed assets, transaction and integration costs, non-cash compensation, loss from discontinued operations, gain on debt extinguishment and pre-opening costs.

Adjusted EBITDA is a non-GAAP financial measure that we believe is useful to investors because it provides information regarding certain financial and business trends relating to our operating results and excludes certain items that are not indicative of our operations. Adjusted EBITDA does not fully consider the impact of investing or financing transactions as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of our results of operations.

We define “Restaurant Operating Profit” as net sales less restaurant operating costs, which are cost of sales, restaurant labor and related costs, depreciation and amortization of restaurant property and equipment, and other operating expenses. Restaurant Operating Profit is a non-GAAP financial measure that we believe is useful to investors because it provides a measure of profitability for evaluation that does not reflect corporate overhead and other non-operating or unusual costs. “Restaurant Operating Profit Margin” is the ratio of Restaurant Operating Profit to net sales.

Our management uses Adjusted EBITDA and Restaurant Operating Profit to evaluate the effectiveness of our business strategies. We caution investors that amounts presented in accordance with the above definitions of Adjusted EBITDA or Restaurant Operating Profit may not be comparable to similar measures disclosed by other companies, because not all companies calculate these non-GAAP financial measures in the same manner. Adjusted EBITDA and Restaurant Operating Profit should not be assessed in isolation from, or construed as a substitute for, net income or other measures presented in accordance with GAAP.

A reconciliation of these non-GAAP financial measures to the closest GAAP measure is set forth in the following tables:

	Quarter Ended		Six Months Ended
	July 2	July 3	July 2	July 3
	2017	2016	2017	2016
Net income	$186	$1,087	$2,870	$3,377
Income tax expense	(254)	486	590	1,089
Interest expense	224	185	398	367
Depreciation and amortization	2,586	2,315	5,048	4,570

EBITDA	2,742	4,073	8,906	9,403
Transaction and integration expenses	460	15	460	62
Loss on disposal of fixed assets	54	66	88	110
Asset impairment charges and restaurant closing costs	27	1	133	2
Non-cash compensation	2,062	579	2,370	1,441
Loss from discontinued operations, net	110	111	223	217
Pre-opening expense	10	77	886	415

Adjusted EBITDA	$5,465	$4,922	$13,066	$11,650

Note: For purposes of computing Adjusted EBITDA, the $1,714 and $318 for the quarters ended July 2, 2017 and July 3, 2016, respectively, and $1,676 and $912 for the six months ended July 2, 2017 and July 3, 2016, respectively, in non-cash compensation associated with a profits interest grant issued to Black Knight Advisory Services, LLC (“BKAS”) on October 6, 2015 has been included in “Non-cash compensation” above. Additional expenses associated with the Company’s management agreement with BKAS totaling $174 and $158 for the quarters ended July 2, 2017 and July 3, 2016, respectively, and totaling $439 and $318 for the six months ended July 2, 2017 and July 3, 2016, respectively, are included in general and administrative expenses and have not been included in the reconciliation set forth above.

J. Alexander’s Holdings, Inc. and Subsidiaries

Non-GAAP Financial Measures and Reconciliations

(Unaudited in thousands)

	Quarter Ended				Six Months Ended
	July 2		July 3		July 2		July 3
	2017		2016		2017		2016
	Amount	Percent of Net Sales	Amount	Percent of Net Sales	Amount	Percent of Net Sales	Amount	Percent of Net Sales
Operating income	$215	0.4%	$1,822	3.4%	$4,009	3.4%	$4,994	4.5%
General and administrative expenses	6,336	10.9%	4,750	8.8%	11,164	9.5%	9,859	8.9%
Transaction and integration expenses	460	0.8%	15	0.0%	460	0.4%	62	0.1%
Pre-opening expense	10	0.0%	77	0.1%	886	0.8%	415	0.4%

Restaurant Operating Profit	$7,021	12.1%	$6,664	12.4%	$16,519	14.0%	$15,330	13.8%